Exhibit 10.12

--UNOFFICIAL TRANSLATION PROVIDED FOR CONVENIENCE PURPOSES ONLY--

Construction Contract

Contractee:   Chongqing Zhongbao Investment Group Co., Ltd. (“Party A”)

Contractor:   Chongqing Ruina Construction Co., Ltd. (“Party B”)

Pursuant to the Construction Law of the People’s Republic of China, the Construction Management Rules of Chongqing City and relevant laws and regulations, abiding by the principles of equality and mutual benefit, fairness, openness, and impartiality, through both parties’ friendly consultations, and based on specific conditions of this construction project, both parties have reached and observed the following agreement:

I. Project Name:     Jinshan Liyuan’s 12th and 13th buildings, Kindergarten and Residents’ Club;

II. Project Location:     Dongcheng Subdistrict Office (Shiyuanzi area) in Nanchuan

III. Project Overview:     The fourth phase of Jinshan Liyuan, a construction area of 73,629square meters, framework structure.

IV. Scope of Contracted Project

This project is based on the approved “Design and Construction Plans and Illustrations”, “Minutes of the Review of Construction Plans ”, “Construction Contract”, “Supplemental Agreement to Construction Contract”, and “Invitation to Tender, Tender Documents, Bids Q&A” (matters not covered by the Contract shall follow Invitation to Tender, Tender Documents, and Bids Q&A, otherwise on the terms of the Contract): including construction, decoration, pipe-and-wire embedding, air-conditioner grilles, and elevator door design that are specified in the Design and Construction Plan Plans, in which the foundation includes 8m-deep pile holes.

V. Contract Calendar Schedule

1. The timetable for Party B to fully complete the contracted project is as follows:

Project Name	Calendar Schedule				Remarks
4th Phase Construction Area	Overall Duration	Foundation Part	Framework Structure	Indoor/Outdoor Installation
73,629 m²	1 year	1.5 months	5 months	5.5 months

The calendar schedule for this project shall start on the Start Time specified in the Start Order executed and issued by Party A and the supervision agency, be calculated in accordance with the calendar schedule, and be considered complete after it is duly examined and accepted as satisfactory.

VI. Party A’s Responsibilities:

1. Party A shall complete all the preoperational procedures before the project is started.

2. Party A shall provide “three supplies and one leveling” and all other conditions required for starting the project.

3. Party A shall adjust all kinds of relations beyond the red line.

4. Party A shall pay Party B for the construction work in accordance with the Contract.

VII. Party B’s Responsibilities:

1. Party B shall organize its own construction project team. The team members shall have obtained a license for their post, and shall subject themselves to the management of the supervision agency and the property owners.

2. Party B shall organize its construction labors, materials, mechanical tools, and capital; shall develop the organizational plan for the construction project; and shall conduct the overall construction and management.

 3. Party B shall fully complete the construction task in accordance with the Design and Construction Plans and Illustrations, disclosures, review materials, and the scope and contents of the project specified in the Contract.

4. Party B shall have obtained the complete set of technical files and project management documents for the construction.

5. Party B can use the licenses for main construction materials, components and equipment, quality warranties, examination reports, random inspection reports at the construction site as required for the project, but only after they are reviewed and approved by the supervision agency and the property owners.

6. Each section or division of the Construction Unit shall complete its part of the construction project. After a satisfactory self-inspection, the project can be submitted to prospecting, designing, supervising and construction agencies or organizations for review and approval. After the signature and seal are obtained from each of the agencies, the complete set of documents related to the completion and approval of the project shall be handed over to Party A. If the project does not pass the inspection, Party B shall take corrective measures and improve  the construction overall under the oversight of the supervision agency and Party A until it is qualified and approved.

7. The construction unit shall sign a Construction Warranty with Party A.

8. Party B shall purchase the windows and doors, pipes and tubes, and decoration materials at the prices and standards prescribed in the Tender Documents. The purchased materials, upon Party A and the supervision agency’s approval, shall be preserved by both parties as samples for inspection (the purchase prices will be the tentative settlement price).

9. Party B shall keep all the materials, semi-finished products and finished products for free during the course of the construction until the products are qualified and transferred to Party A.

10. Party B shall self-adjust all the within-the-red-line relations among the involved agencies and bear all resulting costs on its own.

VIII. Contract Price

1. The comprehensive fixed, unilateral construction price for this project is RMB ￥500/m² turkey (including the safety construction fee, and ￥20/m² of unforeseeable fee).  The Contract Price is tentatively set at RMB ￥36,810,000 (in words: Thirty Six Million and Eight Hundred and Ten Thousand yuan).  Regardless of any reason, the price shall not be adjusted. The construction area is subject to the Housing Authority’s mapping data at the time of payment.

IX. Project Examination

1. Upon the examination and acceptance of the construction, Party B shall hand the construction project over to Party A for its use within three days of the acceptance, in order to ensure that Party A can hand the project over to the property owners on time and hence realize the collection of the property sales payments. On the premise that Party A is not in breach of contract, Party B shall not refuse to hand the project over to Party A under any pretext, otherwise Party B shall be responsible for all the direct or indirect economic losses or legal liabilities caused to Party A.

2. After the project-completion documents have passed the Archives’ inspection, been handed-over to Party A, and qualified filing requirements, Party A shall apply for acceptance examination to each inspection agency. Once the filing permit is obtained, the completion examination of this project will be viewed as concluded.

3. Party B shall submit the project-completion documents that meet filing conditions for completion examination to the Archives ten (10) days prior to the examination date determined by Party A, and pass the original of the Examination Qualification Certificate to Party A within five (5) days of its receipt from by the Archives. In addition, Party B shall give six sets (copies) of the project-completion documents to Party A, or Party B will be regarded as unfinished with the construction.

4. Handover of the Project

Within three (3) days after the project passed the completion examination, Party B shall make a checklist for items to transfer, and then transfer every item accordingly to the property management company and property owners specified by Party A. In the event any quality issue arises during the process of the transfer, Party B shall take corrective measures unconditionally until it is qualified to be transferred, and Party B shall be responsible for all the losses caused by such delay of transfer to the property owners.  In the event any quality issue arises after the transfer, Party B shall take corrective measures unconditionally, appropriately handle property owners’ complaints resulting from such issues, and assume all related costs.

X. Settlement and Payment Method

The payment method for this construction project shall be adopted as follows:

1. Contract Performance Bond (including labor salary security): Party B will use an amount of one million RMB as the Contract Performance Bond for the construction project, which shall be transferred to the account designated by Party A within five (5) days after the start of the project; otherwise Party B will not be allowed to enter the site and shall assume all liabilities and losses caused by the delay of project schedule.50% of the Contract Performance Bond will be returned to Party B upon the topping-off of the main structure of the construction; the remaining 50% of the Performance Bond will be returned to Party B of no default within 30 days after the completed project satisfies the acceptance examination, on which Party B shall not collect any interest from Party A.

2. Project Progress Bond: Party B will pay an amount of 1.5 million RMB to Party A as the Project Progress Bond. Party B shall advance such Project Progress Bond to Party A within 5 days of the execution of this Contract. ￥500,000 will be returned to Party B within 5 days after the acceptance inspection of the foundation; and the remaining ￥1 million will be returned to Party B upon completion of three stories of the main structure.

3. Party A will not advance payments for this project.

4. Party B promises (advances) funds that are subject to Tender Documents and Bidding Q&A; Party B promises such advances for the foundation through the 10th floor of the main structure.

5. Upon completion of such advances, Party A will pay a monthly progress amount to Party B for 70% of its actual work completed that month. On the 25th day of each month, Party B will submit its work-progress report of that month to Party A; upon the receipt of a progress report, Party A shall complete the review of the report within 10 days of its receipt, and shall pay that month’s Progress Payment equal to 70% of the authorized amount to Party B for the actual completed work of the month within 5 days of the completion of review. Such Project Progress payments will be conducted through bank transfer by check.

6. Payment for Project Settled Accounts

(1) Remaining Balance for the Project:  [Party A] shall fully discharge (except the Quality Security) the remaining balances as non-interest bearing within three months of the completion of the second audit of the project settlement. [Party B] shall attach a Warranty Slip for Return Visit to each of its remaining-balance payments.

(2) In the event Party B fails to complete the segmented work, visible progress, or construction workload in accordance with the organizational plan authorized by Party A (submitted for approval by Party B); or in the event Party B has to rework due to its failure to meet the quality requirements and hence falls behind the schedule, Party A may postpone the payment of remaining balances as long as two times of the delayed period in the construction.

7. Party B shall pay for the fees arising from completing related procedures (when Party B is responsible for such fees).

XI. Party B’s Quality and Safety Liabilities

1. In the course of the construction, Party B shall strengthen quality and safety management, and prevent any significant accidents caused by quality or safety related issues. Party B shall solely assume all economic losses and related legal liabilities caused by any construction accidents.

2. Party B shall pay wages to the workers on schedule and ensure stability. Party B shall be responsible for any social consequences or economic losses caused by workers’ riots or strikes due to arrears of wage for the construction workers. Each month Party B shall submit a wage payment proof for Party A’s record, otherwise Party A may allocate funds directly from Party B’s project account to pay for the workers, and Party A also has the right to deduct the￥100,000 of the Contract Performance Bond from Party B.

3. Both parties hereto agree: The project must meet the standards of safe and orderly construction, which is subject to the result of relevant agencies’ acceptance examinations. If the safety standards are not met, Party A will deduct 1.2% of Party B’s Total Payment for Construction. Party B shall, in compliance with current requirements for safe and orderly construction as well as current laws and regulations, establish a safe and orderly construction site, including a wall fence enclosing the construction site, hardened ground, road maintenance around the construction site, drainage/sewage on-site and about, publicity work and standardized site-management signs, etc. If the project does not meet the standards of safe-and-orderly construction in any routine acceptance inspection conducted by higher-level functional departments, administrative departments, Party A or the supervision agency, Party A will deduct ￥200 for each nonattainment from Party B’s Contract Performance Bond, and Party B shall suspend the work to take corrective measures till the project meets the standards and it shall be responsible for any losses arising therefrom. In the event any serious safety-related accident (severe injury or death), mechanical accident, or collapse of the scaffold occurs on the site, Party A will deduct￥10,000 for each accident from Party B’s Contract Performance Bond, and Party B shall assume all direct or indirect economic losses caused therefrom to Party A.

4. Both parties hereto agree: In the event Party B’s project does not meet the standards of quality structure, Party A will deduct 2% of Party B’s Total Payment for Construction. In the event Party A fails to strictly comply with or violates the Rules for Construction Quality Control, Mandatory Clause on Construction Standards or relevant regulations, or in the event it fails to follow the construction and inspection specifications, once found by Party A’s or the supervision agency’s personnel, Party B shall immediately suspend the construction to rectify its work until the project meets the standards, and any costs arising therefrom will be borne by Party B. If Party B fails to take corrective actions or its rectification is still not qualified, Party A will deduct ￥5,000 for each nonattainment from Party B’s Contract Performance Bond. Party B can resume the construction project only after its corrective actions are accepted as satisfactory.

5. In the course of the construction, aside from the monitoring of the specialized quality-control departments, supervision agency, and Party A’s technical staff on the project’s quality, Party B shall actively cooperate with any on-site inspections by quality monitors who represent the property owners, and Party B shall accept their comments and rectify accordingly. If any unit or individual shows disrespect to the monitors, contradicts or ignores the monitors’ comments, criticism and suggestions, it is Party B’s responsibility to have the involved personnel apologize to the concerning monitors and Party A has the right to deduct ￥5,000 from Party B’s Contract Performance Bond.

XII. Liability for Breach of Contract

1. Either Party A or Party B’s unilateral cancellation or termination of the Contract without the other party’s prior consent (unless the other party is already in breach of contract) constitutes a default. The default party shall pay a penalty equal to 5% of the total contract price to the other party.

2. If Party A fails to discharge any construction payment on schedule, Party A shall bear the interest on the amount payable, calculated at 1.5 times of the bank’s rate for a loan of the same period.

3. Upon completion of the final settlement, … (Translator’s note: this is an unfinished provision in the Chinese contract.)

4. Once this contract is executed, Party B shall enter the site and get the construction started in accordance with the Start Time specified herein. If Party B fails to start the project on schedule or fails to pay the Contract Performance Bond or Project Progress Security in full as prescribed herein, it shall be deemed a default of unilaterally terminating the contract on Party B’s part and hence the pre-paid Contract Performance Bond will not be returned.

5. Once this contract is executed, Party B shall not subcontract the project, otherwise it will be deemed a breach of contract on Party B’s part and the paid Performance Bond will not be returned.

6. If Party B fails to carry out the construction project on schedule as prescribed herein (except due to force majeure), Party B will pay a penalty of ￥1,000 to Party A for each day that is behind the schedule. Party A will award ￥1,000 to Party B for each day that Party B makes the progress ahead of the schedule. In the course of the project, if Party B suspends its work for consecutive 15 days, Party A has the right to terminate the contract and to unilaterally recoup the whole project. After the project is recouped, Party A will calculate Party B’s completed work based on the direct rate prescribed in the Chongqing 99 Fixed Quota, but will not return the Contract Performance Bond to Party B.

7. If Party B fails to have the project completed, inspected, or handed over to Party A in accordance with the calendar schedule specified herein,  or if Party B delays the handover under any other pretext, Party A has the right to fine a penalty equal to 10% of the total price for the construction from Party B, and Party B shall assume all the economic losses and legal liabilities caused therefrom to Party A (unless Party A causes such losses on its own).

XIII. Warranty

1. The warranty’s content, scope and term:  All the aspects of Party B’s construction project shall be covered by the warranty. For the foundation and main structures, the term of warranty is 5 years as the proper-use period of the project; for the surface water-proof and leak-proof project, including kitchens and bathrooms, the term of warranty is 5 years; for windows, doors and external walls’ leak proofing, the term of warranty is 5 years; for wall façades and flooring cracks and renovation,  the term of warranty is 2 years; for electronic wires and water pipes, the installation warranty covers 2 years.

2. Upon completion of the project, the Contractor shall do return visits once a month, and shall sign off the Warranty Slip for Return Visit.

3. If the Contractor does not entrust the property management company to be responsible for warranty-related maintenance, the Contractor shall arrive at the site to handle the matter within 24 hours of receiving a maintenance notice from the Contractee or the property management company on the site; otherwise Party A or the property management company has the right to handle the matters at their own discretion, for a fee equal to 200% of the actual cost, which can be deducted from the Warranty Security without Party B’s consent. If the Warranty Security is insufficient to pay for the maintenance, Party A will hold Party B responsible for the matter.

4. Payment Method for Warranty Security: The Warranty Security is set as 5% of the total price for Party B’s construction project, and the warranty term will commence on the day when the project passes the completion examination and is accepted as satisfactory. Upon expiration of two years of the warranty term, if no quality issue has arisen, 70% of the Warranty Security shall be paid; upon expiration of five years of the warranty term, if no quality issue has arisen, the remaining 30% of the Warranty Security will be paid. Party B shall attach a Warranty Slip for Return Visit to each of its warranty-security payments.

5. Before the completed projected is finally inspected and handed over, the Contractor shall submit the Warranty to the Contractee.

6. If Party B fails to strictly implement the warranty provisions, Party A has the right to handle at its own discretion and may deduct the concerning amount (s) from the remaining balance or the quality security accounts.

XIV. Miscellaneous

1. When the project is suspended or delayed: Party A shall not assume any economic losses to Party B caused by such suspension or delays (up to 60 days).

2. When the project is suspended or delayed: both parties shall calculate the price for the completed work in accordance with the Invitation to Tender, Tender Documents, Bidding Q&A (lump sum price shall be resolved rough negotiation).

3. Party B shall pay the required application fees for the construction project hereof, and shall not request any other fees from Party A. However, Party B shall cooperate with Party A in completing all the procedures such as the application submission, quality inspection, filing of acceptance examination, construction license and so on. Party B shall be responsible for the overall schedule and quality control of the whole project, and shall ensure that the project will be fully completed and pass the acceptance examination on schedule.

4. Pursuant to PRC’s state tax laws and rules, Party A’s payment for the construction price to Party B shall be taxed at the tax authority of the project location, and the taxes shall be withheld by Party A (3.45% for sales tax and surtax; and 1.5% for individual income tax)  from each of its payments to Party B. Party B’s tax payment in other jurisdictions shall be deemed invalid and Party A will continue to withhold the taxes from its payment to Party B each time.

5. Upon a satisfactory result of the acceptance examination, Party B shall not refuse to handover the project under any pretext. Party B shall leave the site unconditionally within 10 days of the acceptance examination. In the event Party B fails to leave the site or delays its leave, Party A will not pay the remaining balance for the construction to Party B, or Party A will delay the payment as long as 10 times of the delayed period before Party B leaves the site. Party B shall be responsible for any losses caused to Party A by the delays.

6. In the course of performing this contract, Party B shall not engage in any activities that may harm Party A, and shall appropriately handle the disputes concerning labors, migrant workers, material suppliers or construction matters. Regardlessly (unless not caused directly by Party B), in case of any riots, scaffold climbing, roads ruined or protests at Party A’s office area or the construction site, or anything negative about Party A appears on the media, Party B shall pay a penalty of ￥20,000 for each incident to Party A. If the consequence is grave, Party B’s penalty will be ￥500,000 for each incident.

XV. Dispute Resolution

1. For matters not covered hereunder, both parties shall resolve through consultations.

2. Any dispute that arises in the course of fulfilling this contract, when not negotiable, shall be submitted to the people’s court of Nanchuan City in Chongqing for resolution.

XVI. This contract is executed in six originals, with three to each party.  The contract is effective as soon as both parties affix their signatures and seals hereto. All copies of the contract have the same legal effects.

XVII. This contract is executed in Nanchuan City of Chongqing.

Party A:    Contractee:                                           Chongqing Zhongbao Investment Group Co., Ltd. (Companyseal and legal representative’s signature)

Party B:    Chongqing Ruina Construction Co., Ltd. (Company seal and legal representative’ssignature)

Date: November 30, 2010